Exhibit 99.9

VMTP Purchase Agreement

Nuveen AMT-Free Quality Municipal Income Fund

(formerly known as Nuveen AMT-Free Municipal Income Fund)

and

Wells Fargo Bank, National Association

September 12, 2016

i

TABLE OF CONTENTS

(continued)

ii

VMTP PURCHASE AGREEMENT dated as of September 12, 2016 (the “Agreement”), between NUVEEN AMT-FREE QUALITY MUNICIPAL INCOME FUND (formerly known as Nuveen AMT-Free Municipal Income Fund), a closed-end fund organized as a Massachusetts business trust, as issuer (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, including its successors by merger or operation of law (“Wells Fargo”).

WHEREAS, Wells Fargo is the holder of 5,350 currently outstanding Variable Rate MuniFund Term Preferred Shares, Series 2018, of Nuveen Performance Plus Municipal Fund, Inc., a closed-end fund incorporated in Minnesota (“Performance Plus”), and has consented to the reorganization of Performance Plus into the Issuer (the “Reorganization”).

WHEREAS, pursuant to the Reorganization, Performance Plus will transfer substantially all of its assets to the Issuer, and the Issuer will assume substantially all of the liabilities of Performance Plus;

WHEREAS, pursuant to the Reorganization, the Issuer will issue 5,350 Variable Rate MuniFund Term Preferred Shares, Series 2018, as set forth on Schedule 1 hereto (the “VMTP Shares”), to Performance Plus for distribution to Wells Fargo in connection with the Reorganization; and

WHEREAS, in order to preserve the benefits of the various contractual representations, warranties, covenants and agreements afforded to Wells Fargo as a holder of Variable Rate MuniFund Term Preferred Shares, Series 2018, of Performance Plus, the Issuer and Wells Fargo now desire to enter into this Agreement to set forth substantially similar representations, warranties, covenants and agreements with respect to the VMTP Shares to be issued to Wells Fargo by the Issuer, with such changes as have been agreed upon by Wells Fargo and the Issuer.

NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

“Additional Amount Payment” has the meaning set forth in the Statement.

“Agent Member” has the meaning set forth in the Statement.

“Agreement” means this VMTP Purchase Agreement, dated as of September 12, 2016, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Agreement and Plan of Reorganization” means the Agreement and Plan of Reorganization, dated as of April 27, 2016, by and among the Issuer and each of Performance Plus, Nuveen Premium Income Municipal Fund 2, Inc. and Nuveen Municipal Market Opportunity Fund, Inc., as amended by Amendment No. 1 to Agreement and Plan of Reorganization dated as of September 9, 2016 by and among the Issuer and each of Performance Plus, Nuveen Premium Income Municipal Fund 2, Inc. and Nuveen Municipal Market Opportunity Fund, Inc.

“Applicable Spread” has the meaning set forth in the Statement.

“Asset Coverage” has the meaning set forth in the Statement.

“Beneficial Owner” means a Person in whose name VMTP Shares of any Series are recorded as beneficial owner of such VMTP Shares by the Securities Depository, an Agent Member or other securities intermediary on the records of such Securities Depository, Agent Member or securities intermediary, as the case may be.

“Board of Trustees” has the meaning set forth in the Statement.

“Business Day” has the meaning set forth in the Statement.

“By-Laws” has the meaning set forth in the Statement.

“Closed-End Funds” has the meaning set forth in Section 2.1(b) of this Agreement.

“Code” has the meaning set forth in the Statement.

“Common Shares” has the meaning set forth in the Statement.

“Custodian” has the meaning set forth in the Statement.

“Date of Original Issue” with respect to the VMTP Shares, means the date on which the Issuer initially issued such VMTP Shares.

“Declaration” has the meaning set forth in the Statement.

“Deposit Securities” has the meaning set forth in the Statement.

“Derivative Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, repurchase transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Dividend Payment Date” has the meaning set forth in the Statement.

“Dividend Rate” has the meaning set forth in the Statement.

“Effective Date” means the Date of Original Issue of the VMTP Shares subject to the satisfaction or waiver of the conditions specified in Article III.

“Effective Leverage Ratio” has the meaning set forth in the Statement.

“Electronic Means” has the meaning set forth in the Statement.

“Eligible Assets” means the instruments in which the Issuer may invest as described in Exhibit C to this Agreement, which may be amended from time to time with the prior written consent of Wells Fargo.

“Failure” has the meaning set forth in Section 2.3.

“Fee Rate” means initially 0.25% per annum, which shall be subject to increase by 0.25% per annum for each Week in respect of which any Failure has occurred and is continuing.

“Fitch” means Fitch Ratings, a part of the Fitch Group, or any successor or successors thereto.

“Fitch Guidelines” means the guidelines, as may be amended from time to time, in connection with Fitch’s ratings of the VMTP Shares.

“Force Majeure Exception” means any failure or delay in the performance of the Issuer’s reporting obligation pursuant to Section 2.3 arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; acts of civil or military authority and governmental action. The Issuer shall use commercially reasonable efforts to commence performance of its obligations during any of the foregoing circumstances.

“Holder” has the meaning set forth in the Statement.

The word “including” means “including without limitation.”

“Indemnified Persons” means, Wells Fargo and its affiliates and directors, officers, partners, employees, agents, representatives and control persons, entitled to indemnification by the Issuer under Section 7.3.

“Information Memorandum” means the Information Memorandum of the Issuer relating to the offering of the VMTP Shares, dated May 3, 2016, as the same may be amended, revised or supplemented from time to time.

“Investment Adviser” means Nuveen Fund Advisors, LLC, or any successor company or entity.

“Issuer” has the meaning set forth in the preamble of this Agreement.

“Liquidation Preference”, means with respect to a given number of VMTP Shares, $100,000 times that number.

“Majority Participants” means the Holder(s) of more than 50% of the Outstanding VMTP Shares.

“Managed Assets” means the Issuer’s net assets, including assets attributable to any principal amount of any borrowings (including the issuance of commercial paper or notes) or preferred shares outstanding. For the avoidance of doubt, assets attributable to borrowings includes the portion of the Issuer’s assets in a tender option bond trust of which the Issuer owns the residual interest (without regard to the value of the residual interest to avoid double counting).

“Market Value” has the meaning set forth in the Statement.

“Moody’s” means Moody’s Investors Service, Inc., and any successor or successors thereto.

“1940 Act” means the Investment Company Act of 1940, as amended.

“NRSRO” has the meaning set forth in the Statement.

“Nuveen Person” means the Investment Adviser or any affiliated person of the Investment Adviser (as defined in Section 2(a)(3) of the 1940 Act) (other than the Issuer, in the case of a redemption or purchase of the VMTP Shares which are to be cancelled within ten (10) days of purchase by the Issuer).

“Optional Redemption Premium” has the meaning set forth in the Statement.

The word “or” is used in its inclusive sense.

“Other Rating Agency” means each NRSRO, if any, other than Fitch then providing a rating for the VMTP Shares pursuant to the request of the Issuer.

“Other Rating Agency Guidelines” means the guidelines provided by each Other Rating Agency, as may be amended from time to time, in connection with the Other Rating Agency’s rating of the VMTP Shares.

“Outstanding” has the meaning set forth in the Statement.

“Overconcentration Amount” means as of any date of calculation of the Effective Leverage Ratio for the Issuer, an amount equal to the sum of (without duplication):

(a)	for investments (excluding pre-refunded securities) of the Issuer constituting obligations of issuers within a single state or territory rated below AA (or the equivalent): 25% of the Market Value of such investments in excess of 25.0% but not in excess of 30.0%; plus 100% of the Market Value of such investments in excess of 30.0%;

(b)	for investments (excluding pre-refunded securities) of the Issuer rated below A- (or the equivalent): 25% of the Market Value of such investments in excess of 35.0% but not in excess of 40.0%; 100% of the Market Value of such investments in excess of 40.0%;

(c)	for investments (excluding pre-refunded securities) of the Issuer that are unrated by any of Fitch, Moody’s or S&P: 25% of the Market Value of such investments in excess of 25.0% but not in excess of 35.0%; plus 100% of the Market Value of such investments in excess of 35.0%;

(d)	for investments (excluding pre-refunded securities) of the Issuer that are obligations of a single issuer and that are rated at least BBB- (or the equivalent): 100% of the Market Value of such investments in excess of 15.0%;

(e)	for investments (excluding pre-refunded securities) of the Issuer that are obligations of a single issuer and that are rated below BBB- (or the equivalent): 100% of the Market Value of such investments in excess of 5.0%;

(f)	for investments (excluding pre-refunded securities) of the Issuer that constitute exempt interest obligations backed primarily by payments from tobacco companies: 100% of the Market Value of such investments in excess of 20.0%; and

(g)	for investments (excluding pre-refunded securities) of the Issuer in a single Sector: 25% of the Market Value of such investments in excess of 30.0% but not in excess of 35.0%; plus 100% of the Market Value of such investments in excess of 35.0%;

in each case, as a percentage of the Market Value of the Issuer’s Managed Assets.

The rating of any investment (e.g., AA (or the equivalent)) used in determining the Overconcentration Amount shall be (a) the rating assigned to such investment if rated by only one of Fitch, Moody’s and S&P, (b) the higher of the ratings assigned to such investment if rated by any two of Fitch, Moody’s and S&P, (c) the highest rating assigned to such investment if rated by all three of Fitch, Moody’s and S&P, or (d) the equivalent rating based on the Issuer’s internal credit due diligence, if not rated by any of Fitch, Moody’s and S&P.

“Performance Plus” has the meaning set forth in the preamble to this Agreement.

“Person” has the meaning set forth in the Statement.

“Preferred Shares” has the meaning set forth in the Statement.

“Proxy Statement” means the definitive proxy statement of Performance Plus, dated May 3, 2016, including the Information Memorandum.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Rate Period” has the meaning set forth in the Statement.

“Rating Agency” means Fitch (if Fitch is then rating the VMTP Shares) and any Other Rating Agency.

“Rating Agency Guidelines” means the Fitch Guidelines (if Fitch is then rating the VMTP Shares), and any Other Rating Agency Guidelines as they exist from time to time.

“Redemption and Paying Agent” means State Street Bank and Trust Company, or with the prior written consent of Wells Fargo (which consent shall not be unreasonably withheld), any successor Person, which has entered into an agreement with the Issuer to act in such capacity as the Issuer’s tender agent, transfer agent, registrar, dividend disbursing agent, paying agent and redemption price disbursing agent and calculation agent in connection with the payment of regularly scheduled dividends with respect to VMTP Shares.

“Registration Rights Agreement” means the registration rights agreement entered into between the Issuer and Wells Fargo with respect to the VMTP Shares.

“Registration Rights Failure” means any (i) failure by the Issuer to file a Registration Statement with the SEC relating to such of the Registrable Securities (as defined in the Registration Rights Agreement, but excluding any that are properly excluded pursuant to Section 3.3(c) or (d) of the Registration Rights Agreement) which the Issuer has been properly requested to register under Section 3.1 of the Registration Rights Agreement within thirty (30) calendar days (or, if the thirtieth calendar day shall not be a Business Day, the next succeeding Business Day) of the later of (a) the date on which the holders of such Registrable Securities are required to give written notice to the Issuer of their intent to register such Registrable Securities pursuant to Section 3.1 of the Registration Rights Agreement or (b) if properly exercised by the Issuer, the end of any deferral period specified in accordance with the provisions of Section 3.2 of the Registration Rights Agreement, or (ii) failure by the Issuer to reply to any written comments on such Registration Statement received by the Issuer from the staff of the SEC (it being understood that the reply referenced herein shall not require the Issuer to accept or agree with any comment, in whole or in part) within thirty (30) calendar days (or, if the thirtieth (30th) calendar day shall not be a Business Day, the next succeeding Business Day) of receipt thereof by the Issuer.

“Related Documents” means this Agreement, the Declaration, the Statement, the Registration Rights Agreement, the global share certificate representing the VMTP Shares and the By-Laws.

“Reorganization” has the meaning set forth in the preamble to this Agreement.

“Reporting Date” has the meaning set forth in Section 6.1(o).

“Reporting Failure” has the meaning set forth in Section 2.3.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.

“SEC” has the meaning set forth in Section 6.1.

“Sector” means the sectors listed on Exhibit H to this Agreement, which may be amended from time to time with the prior consent of Wells Fargo.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Depository” means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository that shall maintain a book-entry system with respect to the VMTP Shares.

“Series” has the meaning set forth in the Statement.

“Statement” means the Statement Establishing and Fixing the Rights and Preferences of Variable Rate MuniFund Term Preferred Shares, including Appendix A thereto with respect to the VMTP Shares, effective as of September 12, 2016, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Sub-Adviser” means Nuveen Asset Management, LLC, the Issuer’s sub-adviser, which is a subsidiary of the Investment Adviser.

“Term Redemption Date” has the meaning set forth in the Statement.

“VMTP Shares” has the meaning set forth in the preamble to this Agreement.

“Voting Trust” has the meaning set forth in Section 2.2(c).

“Week” means a period of seven (7) consecutive calendar days.

“Wells Fargo” has the meaning set forth in the preamble to this Agreement.

“Withdrawing Rating Agency” has the meaning set forth in Section 6.16 of this Agreement.

“Written” or “in writing” means any form of written communication, including communication by means of telex, telecopier or electronic mail.

1.1	Incorporation of Certain Definitions by Reference

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the Related Documents.

ARTICLE II

PURCHASE AND TRANSFERS; COSTS AND EXPENSES; ADDITIONAL FEES

2.1	Purchase and Transfer of the VMTP Shares

(a)	On the Effective Date, the Issuer will issue to Wells Fargo 5,350 VMTP Shares in accordance with the Agreement and Plan of Reorganization.

(b)	Wells Fargo agrees that it may make offers and sales of the VMTP Shares in compliance with the Securities Act and applicable state securities laws only to (1)(i) Persons that it reasonably believes are QIBs that are registered closed-end management investment companies, the shares of which are traded on a national securities exchange (“Closed-End Funds”), banks (or affiliates of banks), insurance companies or registered open-end management investment companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) tender option bond trusts in which all investors are Persons that Wells Fargo reasonably believes are QIBs that are Closed-End Funds, banks (or affiliates of banks), insurance companies or registered open-end management investment companies or (iii) other investors with the prior written consent of the Issuer and (2) unless the prior written consent of the Issuer and the Majority Participants has been obtained, not Nuveen Persons if such Nuveen Persons would, after such sale and transfer, own more than 20% of the Outstanding VMTP Shares. Any transfer in violation of the foregoing restrictions shall be void ab initio. In connection with any transfer of the VMTP Shares, each transferee (including, in the case of a tender option bond trust, the depositor or trustee or other fiduciary thereunder acting on behalf of such transferee) will be required to deliver to the Issuer a transferee certificate set forth as Exhibit D. The foregoing restrictions on transfer shall not apply to any VMTP Shares registered under the Securities Act pursuant to the Registration Rights Agreement or any subsequent transfer of such VMTP Shares thereafter.

2.2	Operating Expenses; Fees

(a)	The Issuer shall pay amounts due to be paid by it hereunder (including any incidental expenses but not including redemption or dividend payments on the VMTP Shares) as operating expenses.

(b)	[Reserved].

(c)	The Issuer shall pay up to $13,500 annually, beginning with the calendar year ending December 31, 2016, of the fees and expenses incurred by Wells Fargo in connection with ongoing maintenance and operation of a voting trust formed with respect to the VMTP Shares (the “Voting Trust”), until the earliest to occur of (1) the termination of the Voting Trust; (2) Wells Fargo’s transfer or sale of all of the VMTP Shares; (3) the Term Redemption Date; and (4) the termination of this Agreement pursuant to Section 7.6 hereof.

(d)	With respect to the fees and expenses described in subsection (c) of this Section 2.3, the Issuer will pay such fees and expenses within thirty (30) days of receipt of the associated invoice.

2.3	Additional Fee for Failure to Comply with Reporting Requirement or Registration Rights Failure

For so long as Wells Fargo is a Holder or Beneficial Owner of any Outstanding VMTP Shares, if the Issuer fails to comply with the reporting requirements set forth in Sections 6.1(o) and 6.1(p) (except as a result of a Force Majeure Exception) and such failure is not cured within three (3) Business Days after written notification to the Issuer by Wells Fargo of such failure (a “Reporting Failure”) or a Registration Rights Failure occurs, the Issuer shall pay to Wells Fargo on the Dividend Payment Date occurring in the month immediately following a month in which either such Reporting Failure or Registration Failure (either, a “Failure”) continues a fee calculated in respect of each Week (or portion thereof) during such month in respect of a Failure and beginning on the date of such Failure, equal to the product of (a) the Fee Rate, times (b) the aggregate average daily Liquidation Preference of the VMTP Shares held by Wells Fargo during such Week or portion thereof, times (c) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs. Notwithstanding the foregoing, in no event shall (i) the fee payable pursuant to this Section 2.3 hereunder for any Week plus the Applicable Spread on the VMTP Shares for such Week exceed an amount (exclusive of any Additional Amount Payment) equal to the product of (x) 5.93%, times (y) the aggregate average daily Liquidation Preference of the VMTP Shares held by Wells Fargo during such Week or portion thereof, times (z) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs; (ii) the fee payable pursuant to this Section 2.3 for any Week plus the amount of dividends payable at the Dividend Rate for the VMTP Shares for such Week exceed an amount equal to the product of (aa) 15%, times (bb) the aggregate average daily Liquidation Preference of the VMTP Shares held by Wells Fargo during such Week or portion thereof, times (cc) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs; or (iii) the Issuer be required to calculate or pay a fee in respect of more than one Failure in any Week.

ARTICLE III

CONDITIONS TO EFFECTIVE DATE

It shall be a condition to the Effective Date that each of the following conditions shall have been satisfied or waived as of such date, and upon such satisfaction or waiver, this Agreement shall be effective:

(a)	this Agreement shall have been duly executed and delivered by the parties hereto;

(b)	the VMTP Shares shall have a long-term issue credit rating of AAA (or its equivalent) from Fitch on the Effective Date;

(c)	receipt by Wells Fargo of executed originals, or copies certified by a duly authorized officer of the Issuer to be in full force and effect and not otherwise amended, of all Related Documents, as in effect on the Effective Date, and an incumbency certificate with respect to the authorized signatories thereto;

(d)	receipt by Wells Fargo of opinions of counsel for the Issuer, substantially to the effect of Exhibit A;

(e)	except as disclosed in the Proxy Statement, there shall not be any pending or threatened material litigation (unless such pending or threatened litigation has been determined by Wells Fargo to be acceptable);

(f)	[reserved]

(g)	Wells Fargo, in its reasonable discretion, shall be satisfied that no change in law, rule or regulation (or their interpretation or administration), in each case, shall have occurred which will adversely affect the consummation of the transactions contemplated by this Agreement;

(h)	there shall have been delivered to Wells Fargo any additional documentation and financial information, including satisfactory responses to its due diligence inquiries, as it deems relevant; and

(i)	there shall have been delivered to Wells Fargo such information and copies of documents, approvals (if any) and records certified, where appropriate, of trust proceedings as Wells Fargo may have requested relating to the Issuer’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby.

The Issuer and Wells Fargo agree that consummation of the issuance of the VMTP Shares pursuant to this Agreement shall constitute acknowledgment that the foregoing conditions have been satisfied or waived.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The representations and warranties set out in this ARTICLE IV are given hereunder by the Issuer to Wells Fargo as of the Effective Date.

4.1	Existence

The Issuer is existing and in good standing as a voluntary association with transferable shares of beneficial interest commonly known as a “Massachusetts business trust” under the laws of the Commonwealth of Massachusetts, with full right and power to issue the VMTP Shares and to execute, deliver and perform its obligations under this Agreement and each Related Document.

4.2	Authorization; Contravention

The execution, delivery and performance by the Issuer of this Agreement and each Related Document are within the Issuer’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Issuer or result in the creation or imposition of any lien or encumbrance on any asset of the Issuer.

4.3	Binding Effect

Each of this Agreement and the Registration Rights Agreement constitutes a valid and binding agreement of the Issuer, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws. The VMTP Shares have been duly authorized and, when issued by the Issuer to Wells Fargo as contemplated by this Agreement and the Agreement and Plan of Reorganization, will be validly issued, fully paid and nonassessable, except that, as described in the Proxy Statement, shareholders of a Massachusetts business trust may under certain circumstances be held liable for its obligations, and will be free of any pre-emptive or similar rights.

4.4	Financial Information

The financial statements of the Issuer as of its most recent fiscal year-end, and the auditors’ report with respect thereto, copies of which have heretofore been furnished to Wells Fargo, fairly present in all material respects the financial condition of the Issuer, at such date and for such period, and were prepared in accordance with accounting principles generally accepted in the United States, consistently applied (except as required or permitted and disclosed). Since the most recent fiscal year-end of the Issuer, there has been no material adverse change in the condition (financial or otherwise) or operations of the Issuer, except as disclosed in the Proxy Statement, other than changes in the general economy or changes affecting the market for municipal securities or investment companies generally. Any financial, budget and other projections furnished to Wells Fargo were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair and reasonable in light of conditions existing at the time of delivery of such financial, budget or other projections, and represented, and as of the date of this representation, represent, the Issuer’s reasonable best estimate of the Issuer’s future financial performance.

4.5	Litigation

Except as disclosed in the Proxy Statement or in a schedule delivered to Wells Fargo prior to the Effective Date, no action, suit, proceeding or investigation is pending or, to the best knowledge of the Issuer, overtly threatened in writing against the Issuer in any court or before any governmental authority (i) that in any way contests or, if decided adversely, would affect the validity of any Related Document, including this Agreement; or (ii) in which a final adverse decision would materially adversely affect provisions for or materially adversely affect the sources for payment of Liquidation Preference of or dividends on the VMTP Shares.

4.6	Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency, bureau or agency required to be obtained in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Related Documents (including the VMTP Shares) by or against the Issuer have been obtained and are in full force and effect.

4.7	Incorporation of Additional Representations and Warranties

The Issuer hereby makes to Wells Fargo the representations and warranties included in Exhibit G hereto, which representations and warranties are incorporated herein by reference.

4.8	Complete and Correct Information

All information, reports and other papers and data with respect to the Issuer furnished to Wells Fargo (other than financial information and financial statements, which are covered solely by Section 4.4 of this Agreement) were, at the time the same were so furnished, complete and correct in all material respects. No fact is known to the Issuer that materially and adversely affects or in the future may (so far as it can reasonably foresee) materially and adversely affect the VMTP Shares, or the Issuer’s ability to pay or perform when due its obligations under this Agreement, any of the VMTP Shares and the Related Documents that has not been set forth in the Information Memorandum or in the financial information and other documents referred to in Section 4.4 or this Section 4.8 or in such information, reports, papers and data or otherwise made available or disclosed in writing to Wells Fargo. Taken as a whole, the documents furnished and statements made by the Issuer in connection with the negotiation, preparation or execution of this Agreement and the Related Documents do not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.9	Proxy Statement

The Proxy Statement, a true copy of which has heretofore been delivered to Wells Fargo, when considered together with this Agreement or disclosed in writing to Wells Fargo prior to the Effective Date in connection with this Agreement, does not contain any untrue statement of a material fact and such Proxy Statement does not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.10	1940 Act Registration

The Issuer is duly registered as a closed-end management investment company under the 1940 Act and such registration is in full force and effect.

4.11	Effective Leverage Ratio; Asset Coverage

As of the Effective Date, the Issuer is in compliance with the Effective Leverage Ratio and the Asset Coverage as required by Section 2.4 of the Statement.

In connection with calculating the Effective Leverage Ratio, the Issuer’s total assets and accrued liabilities reflect the positive or negative net obligations of the Issuer under each Derivative Contract determined in accordance with the Issuer’s valuation policies.

For purposes of calculating the Effective Leverage Ratio for purposes of the representation contained in the second preceding paragraph, any Overconcentration Amount has been subtracted from the sum determined pursuant to sub-section (ii) of the definition of Effective Leverage Ratio, set out in Section 2.4(d) of the Statement.

4.12	Eligible Assets

As of the Effective Date, the Issuer owns only Eligible Assets, as described in Exhibit C to this Agreement.

4.13	Credit Quality

As of the Effective Date, the Issuer has not invested more than 35% of its Managed Assets in securities that, at the time of investment, were rated at or below Baa1 or BBB+ (or the equivalent) by at least one NRSRO or were unrated but judged to be of comparable quality by the Sub-Adviser provided, that the Issuer has no investments in securities that are not municipal securities and that, at the time of investment, were rated below Baa3 or BBB- (or the equivalent) by any NRSRO.

4.14	Due Diligence

The Issuer understands that nothing in this Agreement, the Proxy Statement, or any other materials presented to the Issuer in connection with the issuance of the VMTP Shares constitutes legal, tax or investment advice from Wells Fargo. The Issuer has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its issuance of the VMTP Shares.

4.15	Certain Fees

The Issuer acknowledges that, other than the fees and expenses payable pursuant to this Agreement, no brokerage or finder’s fees or commissions are or will be payable by the Issuer or, to the Issuer’s knowledge, by Wells Fargo to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

4.16	Capital Structure

As of the Effective Date, after giving effect to the issuance of the VMTP Shares pursuant to the Reorganization and the issuance of Common Shares, other Variable Rate MuniFund Term Preferred Shares and Variable Rate Demand Preferred Shares as contemplated by the Agreement and Plan of Reorganization, the Issuer has a capital structure as set forth on Exhibit F to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF WELLS FARGO

The representations and warranties set out in this ARTICLE V are given hereunder by Wells Fargo to the Issuer as of the Effective Date.

5.1	Existence

Wells Fargo is validly existing and in good standing as a national banking association under the laws of the United States and has full right and power to acquire the VMTP Shares and to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is a party.

5.2	Authorization; Contravention

The execution, delivery and performance by Wells Fargo of this Agreement and each Related Document to which it is a party are within Wells Fargo’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon Wells Fargo.

5.3	Binding Effect

Each of this Agreement and the Registration Rights Agreement, constitutes a valid and binding agreement of Wells Fargo, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

5.4	Own Account

Wells Fargo understands that the VMTP Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws and Wells Fargo is acquiring the VMTP Shares as principal for its own account and not with a view to or for the purpose of distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such VMTP Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such VMTP Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting Wells Fargo’s right to register the VMTP Shares under the Securities Act pursuant to the Registration Rights Agreement or otherwise transfer the VMTP Shares in compliance with the transfer limitations of this Agreement in compliance with applicable federal and state securities laws).

5.5	Litigation

Except as disclosed in a schedule delivered to the Issuer prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of Wells Fargo) overtly threatened in writing against Wells Fargo in any court or before any governmental authority in any way contesting or, if decided adversely, would affect the validity of this Agreement.

5.6	Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency, bureau or agency required to be obtained by Wells Fargo in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the acquisition of the VMTP Shares have been obtained and are in full force and effect.

5.7	Wells Fargo Status

At the time Wells Fargo was offered the VMTP Shares, it was, and as of the Effective Date it is: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act.

5.8	Experience of Wells Fargo

Wells Fargo has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the VMTP Shares, and has so evaluated the merits and risks of such investment. Wells Fargo is able to bear the economic risk of an investment in the VMTP Shares and, at the present time, is able to afford a complete loss of such investment.

5.9	[Reserved.]

5.10	Access to Information

Wells Fargo acknowledges that it has had access to and has reviewed all information, documents and records that Wells Fargo has deemed necessary in order to make an informed investment decision with respect to an investment in the VMTP Shares. Wells Fargo has had the opportunity to ask representatives of the Issuer certain questions and request certain additional information regarding the terms and conditions of such investment and the finances, operations, business and prospects of the Issuer and has had any and all such questions and requests answered to Wells Fargo’s satisfaction; and Wells Fargo understands the risks and other considerations relating to such investment.

5.11	Due Diligence

Wells Fargo acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the VMTP Shares. Wells Fargo understands that nothing in this Agreement, the Proxy Statement, or any other materials presented to Wells Fargo in connection with the issuance of the VMTP Shares constitutes legal, tax or investment advice from the Issuer. Wells Fargo has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its investment in VMTP Shares.

5.12	Certain Fees

Wells Fargo acknowledges that, other than the fees and expenses payable pursuant to this Agreement, no brokerage or finder’s fees or commissions are or will be payable by Wells Fargo or, to Wells Fargo knowledge, by the Issuer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE ISSUER

The Issuer agrees that, so long as there is any amount payable hereunder or Wells Fargo owns any Outstanding VMTP Shares:

6.1	Information

Without limitation of the other provisions of this Agreement, the Issuer will deliver, or direct the Redemption and Paying Agent to deliver, to Wells Fargo:

(a)	as promptly as practicable after the preparation and filing thereof with the Securities and Exchange Commission (the “SEC”), each annual and semi-annual report prepared with respect to the Issuer, which delivery may be made by the electronic availability of any such document on the SEC’s website or another public website;

(b)	notice of any change in (including being put on Credit Watch or Watchlist), or suspension or termination of, the ratings on the VMTP Shares by any Rating Agency (and any corresponding change in the Rating Agency Guidelines applicable to the VMTP Shares associated with any such change in the rating from any Rating Agency) or any change of a Rating Agency rating the VMTP Shares as promptly as practicable upon the occurrence thereof;

(c)	notice of any redemption or other repurchase of any or all of the VMTP Shares as provided in the Statement;

(d)	notice of any proposed amendments to any of the Related Documents at such time as the amendments are sent to other parties whose approval is required for such amendment and in any event not less than ten (10) Business Days prior to the effectiveness of any proposed amendment and copies of all actual amendments thereto within five (5) Business Days of being signed or, in each case, as provided in the relevant document;

(e)	notice of any missed, reduced or deferred dividend payment on the VMTP Shares that remains uncured for more than three (3) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the foregoing grace period;

(f)	notice of the failure to make any deposit provided for under Section 2.5(d) of the Statement in respect of a properly noticed redemption as soon as reasonably practicable, but in no event later than two (2) Business Days after discovery of such failure to make any such deposit;

(g)	notice of non-compliance with the Rating Agency Guidelines (if applicable) for more than five (5) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the foregoing grace period;

(h)	notice of the distribution of net capital gains or ordinary income one (1) Business Day in advance of the Rate Period that such net capital gains or ordinary income will or may be distributed, simultaneously with the Redemption and Paying Agent providing such notice to Beneficial Owners or their Agent Members;

(i)	notice of any change to any investment adviser or sub-adviser of the Issuer within two (2) Business Days after a resignation or a notice of removal has been sent by or to any such investment adviser or sub-adviser;

(j)	notice of any proxy solicitation as soon as reasonably practicable, but in no event later than five (5) Business Days after mailing thereof;

(k)	notice one (1) Business Day after the occurrence thereof of (i) the failure of the Issuer to pay the amount due on any “senior securities” (as defined under the 1940 Act) or other debt at the time outstanding, and any period of grace or cure with respect thereto shall have expired; (ii) the failure of the Issuer to pay, or admitting in writing its inability to pay, its debts generally as they become due; or (iii) the failure of the Issuer to pay accumulated dividends on any additional preferred shares ranking pari passu with the VMTP Shares, and any period of grace or cure with respect thereto shall have expired;

(l)	notice of a material breach of any representation, warranty or covenant of the Issuer contained in this Agreement, the Registration Rights Agreement or the Statement, in each case, only if any officer of the Issuer has actual knowledge of such breach as soon as reasonably practicable, but in no event later than five (5) days after knowledge of any officer of the Issuer or the Investment Adviser thereof;

(m)	notice of any litigation, administrative proceeding or business development which may reasonably be expected to materially adversely affect the Issuer’s business, properties or affairs or the ability of the Issuer to perform its obligations as set forth hereunder or under any of the Related Documents to which it is a party as soon as reasonably practicable, but in no event later than ten (10) days after knowledge of any officer of the Issuer or the Investment Adviser thereof;

(n)	upon request of Wells Fargo, copies of any material that the Issuer has delivered to each Rating Agency which is then rating VMTP Shares at such times and containing such information as set forth in the respective Rating Agency Guidelines as soon as reasonably practicable after such material has been sent;

(o)	within two (2) Business Days after the fifteenth (15th) and last days of each month (each a “Reporting Date”), a report of portfolio holdings of the Issuer as of the end of each such Reporting Date, prepared on a basis substantially consistent with the periodic reports of portfolio holdings of the Issuer prepared for financial reporting purposes;

(p)	within two (2) Business Days after the fifteenth (15th) and last days of each month, the information set forth in Exhibit E to this Agreement and a calculation of the Effective Leverage Ratio and the Asset Coverage of the Issuer as of the close of business of each Business Day since the date of the last report issued pursuant to this Section 6.1(p); and upon the failure of the Issuer to maintain Asset Coverage as provided in Section 2.4(a) of the Statement or the Effective Leverage Ratio as required by Section 2.4(c) of the Statement, notice of such failure within one (1) Business Day of the occurrence thereof; and

(q)	from time to time such additional information regarding the financial position, results of operations or prospects of the Issuer as Wells Fargo may reasonably request including, without limitation, copies of all offering memoranda or other offering material with respect to the sale of any securities of the Issuer as soon as reasonably practicable, but in no event later than ten (10) days after a request.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to Wells Fargo pursuant to this Section 6.1 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to Wells Fargo under this Agreement, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. For purposes of Sections 6.1(o) and 6.1(p), references to any day that is not a Business Day shall mean the next preceding Business Day.

6.2	No Amendment or Certain Other Actions Without Consent of Wells Fargo

To the extent that Wells Fargo is the Holder or Beneficial Owner of 100% of the VMTP Shares, without the prior written consent of Wells Fargo, the Issuer will not agree to, consent to or permit any amendment, supplement, modification or repeal of the Statement or any provision therein, nor waive any provision thereof.

6.3	Maintenance of Existence

The Issuer shall continue to maintain its existence as a business trust under the laws of the Commonwealth of Massachusetts, with full right and power to issue the VMTP Shares and to execute, deliver and perform its obligations under this Agreement and each Related Document.

6.4	Tax Status of the Issuer

The Issuer will qualify as a “regulated investment company” within the meaning of Section 851(a) of the Code and the dividends made with respect to the VMTP Shares will qualify as “exempt interest dividends” to the extent they are reported as such by the Issuer and permitted by Section 852(b)(5)(A) of the Code.

6.5	Payment Obligations

The Issuer shall promptly pay or cause to be paid all amounts payable by it hereunder and under the Related Documents, according to the terms hereof and thereof, shall take such actions as may be necessary to include all payments hereunder and thereunder which are subject to appropriation in its budget and make full appropriations related thereto, and shall duly perform each of its obligations under this Agreement and the Related Documents. All payments of any sums due hereunder shall be made in the amounts required hereunder without any reduction or setoff, notwithstanding the assertion of any right of recoupment or setoff or of any counterclaim by the Issuer.

6.6	Compliance With Law

The Issuer shall comply with all laws, ordinances, orders, rules and regulations that may be applicable to it if the failure to comply could have a material adverse effect on the Issuer’s ability to pay or perform when due its obligations under this Agreement, any of the VMTP Shares, or any of the other Related Documents.

6.7	Maintenance of Approvals: Filings, Etc.

The Issuer shall at all times maintain in effect, renew and comply with all the terms and conditions of all consents, filings, licenses, approvals and authorizations as may be necessary under any applicable law or regulation for its execution, delivery and performance of this Agreement and the other Related Documents to which it is a party.

6.8	Inspection Rights

The Issuer shall, at any reasonable time and from time to time, upon reasonable notice, permit Wells Fargo or any agents or representatives thereof, at the Issuer’s expense, to examine and make copies of the records and books of account related to the transactions contemplated by this Agreement, to visit its properties and to discuss its affairs, finances and accounts with any of its officers and independent accountants, to the extent permitted by law, provided, however, that the Issuer shall not be required to pay for more than one inspection per fiscal year. The Issuer will not unreasonably withhold its authorization for its independent accountants to discuss its affairs, finances and accounts with Wells Fargo.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to Wells Fargo pursuant to this Section 6.8 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to Wells Fargo under this Agreement, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.9	Litigation, Etc.

The Issuer shall give prompt notice in writing to Wells Fargo of any litigation, administrative proceeding or business development which is reasonably expected to materially adversely affect its business, properties or affairs or to impair the ability of the Issuer to perform its obligations as set forth hereunder or under any of the Related Documents.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to Wells Fargo pursuant to this Section 6.9 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to Wells Fargo under this Agreement, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.10	1940 Act Registration

The Issuer shall maintain its valid registration as a registered closed-end company under the 1940 Act in full force and effect.

6.11	Eligible Assets

The Issuer shall only make investments in the Eligible Assets as described on Exhibit C, as amended from time to time with the prior written consent of Wells Fargo, in accordance with the Issuer’s investment objectives and the investment policies set forth in the Proxy Statement, as such investment objectives and investment policies may be modified in accordance with the 1940 Act and applicable law and, if applicable, the Related Documents.

6.12	Credit Quality

Unless the Issuer receives the prior written consent of Wells Fargo (such consent to be determined in Wells Fargo’s good faith discretion), the Issuer may not invest more than 35% of its Managed Assets in securities that, at the time of investment, are rated at or below Baa1 or BBB+ (or the equivalent) by at least one NRSRO, which includes below-investment grade securities or unrated securities judged to be of comparable quality by the Sub-Adviser; provided, that the Issuer will not invest in any securities that are not municipal securities and that, at the time of investment, are rated below Baa3 or BBB- (or the equivalent) by any NRSRO.

6.13	Maintenance of Effective Leverage Ratio

For so long as the Issuer fails to provide the information required under Sections 6.1(o) and 6.1(p), Wells Fargo shall calculate, for purposes of Section 2.5(b)(ii)(A)(y) of the Statement, the Effective Leverage Ratio using the most recently received information required to be delivered pursuant to Sections 6.1(o) and 6.1(p) and the market values of securities determined by the third-party pricing service which provided the market values to the Issuer on the most recent date that information was properly provided by the Issuer pursuant to the requirements of Section 6.1(o) and 6.1(p). The Effective Leverage Ratio as calculated by Wells Fargo in such instances shall be binding on the Issuer. If required, the Issuer shall restore the Effective Leverage Ratio as provided in the Statement. For purposes of calculating the Effective Leverage Ratio, any Overconcentration Amount shall be subtracted from the sum determined pursuant to sub-section (ii) of the definition of Effective Leverage Ratio, set out in Section 2.4(d) of the Statement.

In connection with calculating the Effective Leverage Ratio, the Issuer’s total assets and accrued liabilities shall reflect the positive or negative net obligations of the Issuer under each Derivative Contract determined in accordance with the Issuer’s valuation policies.

6.14	Redemption and Paying Agent

The Issuer shall use its commercially reasonable best efforts to engage at all times a Redemption and Paying Agent to perform the duties to be performed by the Redemption and Paying Agent specified herein and in the Statement.

6.15	Cooperation in the Sale of VMTP Shares

The Issuer will comply with reasonable due diligence requests from Wells Fargo in connection with any proposed sale by Wells Fargo of the VMTP Shares in a transaction exempt from registration under the Securities Act and otherwise permitted by this Agreement, provided that the Issuer need not comply with any such request more than twice in any period of twelve consecutive months and any prospective purchaser of the VMTP Shares from Wells Fargo shall execute a confidentiality agreement substantially to the effect of Section 7.13 hereof prior to receiving any due diligence materials provided pursuant to such due diligence request.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to Wells Fargo pursuant to this Section 6.15 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to Wells Fargo under this Agreement, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.16	Rating Agencies

In the event that the VMTP Shares are rated by a single Rating Agency and such Rating Agency withdraws the credit rating (the “Withdrawing Rating Agency”) required to be maintained with respect to the VMTP Shares pursuant to Section 2.7 of the Statement due to the Withdrawing Rating Agency’s ceasing to rate tax-exempt closed-end management investment companies generally and such withdrawal is continuing:

(a)	the Issuer shall use commercially reasonable efforts to secure a rating with respect to the VMTP Shares from an Other Rating Agency;

(b)	the Applicable Spread will be calculated using the Applicable Percentage corresponding to the latest Withdrawing Rating Agency’s rating with respect to the VMTP Shares; and

(c)	in the event that the Issuer is unable to secure another rating on the VMTP Shares from an Other Rating Agency, the Applicable Spread will be calculated in accordance with Section 6.16(b) above.

6.17	Securities Depository

The Issuer agrees to maintain settlement of the VMTP Shares in global book entry form through the Securities Depository or such other clearance system acceptable to Wells Fargo.

6.18	Future Agreements

The Issuer shall promptly, at the request of Wells Fargo, enter into an agreement, on terms mutually satisfactory to the Issuer and Wells Fargo, of the type specified in Section 12(d)(1)(E)(iii) of the 1940 Act, so as to permit Wells Fargo or any transferee satisfying the requirements set forth in Section 2.1 to rely on the provisions of Section 12(d)(1)(E)(iii) of the 1940 Act.

ARTICLE VII

MISCELLANEOUS

7.1	Notices

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section; provided that notices to Wells Fargo under Section 6.1 shall not be effective until received in writing; except as otherwise specified, notices under Section 6.1 may be given by telephone to Wells Fargo at the telephone numbers listed below (or such other telephone numbers as may be designated by Wells Fargo, by written notice to the Issuer, to receive such notice), immediately confirmed in writing, including by fax or electronic mail. The notice address for each party is specified below:

(a)	if to the Issuer:

Nuveen AMT-Free Quality Municipal Income Fund
333 West Wacker Drive, Suite 3300
Chicago, Illinois 60606
Attention: Gifford R. Zimmerman, Chief Administrative Officer
Telephone: (312) 917-7945
Facsimile: (312) 917-7952
Email: giff.zimmerman@nuveen.com

(b)	if to Wells Fargo:

Wells Fargo Bank, National Association
375 Park Avenue
New York, New York 10152
Attention: Adam Joseph
Telephone: (212) 214-5502
Facsimile: (212) 214-8971
Email: adam.joseph@wellsfargo.com

7.2	No Waivers

(a)	The obligations of the Issuer hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, the VMTP Shares or any other Related Document). The rights of Wells Fargo hereunder are separate from and in addition to any rights that any Holder or Beneficial Owner of any VMTP Share may have under the terms of such VMTP Share or any Related Document or otherwise.

(b)	No failure or delay by the Issuer or Wells Fargo in exercising any right, power or privilege hereunder or under the VMTP Shares shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No failure or delay by the Issuer or Wells Fargo in exercising any right, power or privilege under or in respect of the VMTP Shares or any other Related Document shall affect the rights, powers or privileges of the Issuer or Wells Fargo hereunder or shall operate as a limitation or waiver thereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.3	Expenses and Indemnification

(a)	The Issuer shall upon demand either, as Wells Fargo may require, pay in the first instance or reimburse Wells Fargo (to the extent that payments for the following items are not made under the other provisions hereof) for all reasonable out-of-pocket expenses (including reasonable fees and costs of outside counsel, and reasonable consulting, accounting, appraisal, investment banking, and similar professional fees and charges) incurred by Wells Fargo in connection with the enforcement of or preservation of rights under this Agreement. The Issuer shall not be responsible under this Section 7.3(a) for the fees and costs of more than one law firm in any one jurisdiction with respect to any one proceeding or set of related proceedings for Wells Fargo, unless Wells Fargo shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Issuer.

(b)	The Issuer agrees to indemnify and hold harmless Wells Fargo and each other Indemnified Person of Wells Fargo from and against any losses, claims, damages, liabilities and reasonable out-of-pocket expenses incurred by them (including reasonable fees and disbursements of outside counsel) which are related to or arise out of (A) any material misstatements or omissions in the Proxy Statement (including any documents incorporated by reference therein) or (B) any claim by any third party relating to the issuance of the VMTP Shares by the Issuer to, or to holding of the VMTP Shares by, Wells Fargo (x) that Wells Fargo aided and abetted a breach of a fiduciary duty by the Issuer or any trustee or officer of the Issuer or (y) arising from any act by the Issuer or any trustee or officer of the Issuer (excluding with respect to clauses (A) or (B), any claims, losses, liabilities or expenses arising out of or resulting from the gross negligence or willful misconduct of any Indemnified Party as determined by a court of competent jurisdiction).

(c)	The indemnifying party also agrees that if any indemnification sought by an Indemnified Person pursuant to this Agreement is unavailable or insufficient, for any reason, to hold harmless the Indemnified Persons of such other party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), then the indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, liabilities, damages and expenses (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Issuer on the one hand and Wells Fargo on the other hand from the actual or proposed transactions giving rise to or contemplated by this Agreement or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the Issuer on the one hand and Wells Fargo on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations; provided that in any event the aggregate contribution of Wells Fargo and its Indemnified Persons to all losses, claims, damages, liabilities and expenses with respect to which contributions are available hereunder will not exceed the amount of dividends actually received by Wells Fargo from the Issuer pursuant to the proposed transactions giving rise to this Agreement. For purposes of determining the relative benefits to the Issuer on the one hand, and Wells Fargo on the other, under the proposed transactions giving rise to or contemplated by this Agreement, such benefits shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Issuer pursuant to the transactions, whether or not consummated, bears to (ii) the dividends and Optional Redemption Premium paid by the Issuer to Wells Fargo in connection with the proposed transactions giving rise to or contemplated by this Agreement. The relative fault of the parties shall be determined by reference to, among other things, whether the actions taken or omitted to be taken in connection with the proposed transactions contemplated by this Agreement (including any misstatement of a material fact or the omission to state a material fact) relates to information supplied by the Issuer on the one hand, or Wells Fargo on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, misstatement or alleged omission, and any other equitable considerations appropriate in the circumstances. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. The indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

(d)	If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Person proposes to demand indemnification, it shall notify the indemnifying party with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder (except to the extent that the indemnifying party is materially prejudiced by such failure to promptly notify). The indemnifying party shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Person. The Indemnified Person shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person in accordance with the preceding sentence or (ii) the Indemnified Person shall have been advised by counsel that there exist actual or potential conflicting interests between the indemnifying party and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the indemnifying party; provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons of such other party; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the indemnifying party and any counsel designated by the indemnifying party.

Each party further agrees that it will not, without the prior written consent of the other parties (the consent of a party shall not be required to the extent such party is neither requesting indemnification nor being requested to provide indemnification), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each other Indemnified Person from all liability and obligations arising therefrom. The Issuer further agrees that none of Wells Fargo, nor any of its affiliates, nor any directors, officers, partners, employees, agents, representatives or control persons of Wells Fargo or any of its affiliates shall have any liability to the Issuer arising out of or in connection with the proposed transactions giving rise to or contemplated by this Agreement except for such liability for losses, claims, damages, liabilities or expenses to the extent they have resulted from Wells Fargo’s or its affiliates’ gross negligence or willful misconduct. No Indemnified Person shall be responsible or liable to the indemnifying party or any other person for consequential, special or punitive damages which may be alleged as a result of this Agreement.

(e)	Nothing in this Section 7.3 is intended to limit any party’s obligations contained in other parts of this Agreement or the VMTP Shares.

7.4	Amendments and Waivers

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Issuer and Wells Fargo; provided, that the Issuer shall not make or agree to any amendment or waiver that affects any preference, right or power of the VMTP Shares or the Holders or Beneficial Owners thereof except as permitted under the Declaration or the Statement.

7.5	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither the Issuer nor Wells Fargo may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party (other than by operation of law), except that (1) any transferee satisfying the requirements set forth in Section 2.1 and which has executed and delivered to the Issuer the transferee certificate attached as Exhibit D shall, prior to registration of any VMTP Shares under the Securities Act, have the rights set forth in Sections 6.18 and 7.15 and shall, so long as such transferee has provided a means for the Issuer to transmit such information electronically to it, be entitled to receive the information delivered pursuant to Sections 6.1(o) and 6.1(p) and such transferees shall be deemed a party to this Agreement for purposes of Sections 6.1(o), 6.1(p) and the confidentiality provisions herein as specified in the transferee certificate and (2) Wells Fargo may assign its rights or obligations to any affiliates of Wells Fargo or any tender option bond trust in which Wells Fargo retains the entire residual interest. Any assignment without such prior written consent shall be void.

7.6	Term of this Agreement

This Agreement shall terminate on the earlier of (x) the registration of any Outstanding VMTP Shares under the Securities Act and (y) the redemption, repurchase or exchange of all Outstanding VMTP Shares by the Issuer and payment in full of all amounts then due and owing to Wells Fargo hereunder and under the VMTP Shares; and notwithstanding any termination of this Agreement, Section 7.3, Section 7.7, Section 7.8, Section 7.10, Section 7.11, the second sentence of Section 7.12, and Section 7.13 (for a period of two years after the termination of this Agreement) shall remain in full force and effect.

7.7	Governing Law

This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York, except Section 7.16 below, which shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, in each case without regard to conflicts of law principles that would require the application of the law of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

7.8	Waiver of Jury Trial

The Issuer and Wells Fargo hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against any other on any matters whatsoever arising out of or in any way connected with this Agreement.

7.9	Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

7.10	Beneficiaries

This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

7.11	Entire Agreement

Except as set forth in Section 7.5, this Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.

7.12	Relationship to the Statement

The Issuer and Wells Fargo agree that the representations, warranties, covenants and agreements contained in this Agreement are in addition to the terms and provisions set forth in the Statement. As between the Issuer and Wells Fargo, the Issuer and Wells Fargo agree that Section 2.10(d) of the Statement shall have no effect for so long as none of the VMTP Shares have been registered under the Securities Act.

7.13	Confidentiality

Any information delivered by a party to this Agreement to any other party pursuant to this Agreement, including, without limitation, pursuant to Section 6.1 in the case of the Issuer (collectively, the “Information”), shall not be disclosed by such other party (or its employees, representatives or agents) to any person or entity (except as required by law or to such of its agents and advisors as need to know and agree to be bound by the provisions of this paragraph) without the prior written consent of the party delivering the Information.

The obligations of confidentiality set out in the preceding paragraph do not extend to Information that is or becomes available to the public or is or becomes available to the party receiving the Information on a non-confidential basis or is disclosed to Holders or Beneficial Owners or potential Holders or Beneficial Owners, in each case in their capacity as such, in the offering documents of the Issuer, in notices to Holders or Beneficial Owners pursuant to one or more of the Related Documents or pursuant to the Issuer’s or Wells Fargo’s informational obligations under Rule 144A(d)(4) or other reporting obligation of the SEC; or is required or requested to be disclosed (i) by a regulatory agency or in connection with an examination of either party or its representatives by regulatory authorities, (ii) pursuant to subpoena or other court process, (iii) at the express direction of any other authorized government agency, (iv) to its independent attorneys or auditors, (v) as required by any NRSRO, (vi) as otherwise required by law or regulation, (vii) otherwise in connection with the enforcement of this Agreement, (viii) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to this Agreement and the enforcement of rights hereunder, (ix) subject to an agreement containing provisions substantially similar to those of this Section 7.13, (x) by a prospective purchaser of the VMTP Shares that is (a) a transferee that would be permitted pursuant to Section 2.1(b) of this Agreement and (b) aware of the confidentiality provisions of this Section 7.13 and is subject to an agreement with the transferor containing provisions substantially similar thereto and that states that the Issuer is an express third party beneficiary thereof, and (xi) subject to an agreement containing provisions substantially similar to those of this Section 7.13 and with the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld, to any actual or prospective counterparty in any swap or derivative transactions. For the avoidance of doubt, references in this Section 7.13 to “regulatory agency,” “regulatory authorities,” “governmental agency” and “law or regulation” shall be deemed to include the Internal Revenue Service and state taxation authorities.

7.14	Severability

In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the intent of the Parties to this Agreement shall be preserved.

7.15	Consent Rights of the Majority Participants to Certain Actions.

For so long as none of the VMTP Shares have been registered under the Securities Act, without the affirmative vote or consent of the Majority Participants, neither the Issuer nor the Board of Trustees will take or authorize the taking of any of actions set forth under clauses (a) through (e) of this Section 7.15:

(a)	The termination by the Issuer of any Rating Agency or the selection of any Other Rating Agency, either in replacement for a Rating Agency or as an additional Rating Agency, with respect to the VMTP Shares.

(b)	The Issuer issuing or suffering to exist any “senior security” (as defined in the 1940 Act as of the date hereof or, in the event such definition shall be amended, with such changes to the definition thereof as consented to by the Majority Participants) other than (x) the VMTP Shares issued pursuant to the Reorganization, (y) the other Variable Rate MuniFund Term Preferred Shares and the Variable Rate Demand Preferred Shares set forth on Exhibit F hereto, or (z)(i) borrowings for temporary purposes in an amount not to exceed 5% of the assets of the Issuer, which borrowings are repaid within sixty (60) days, (ii) the issuance of senior securities or the incurrence of indebtedness for borrowed money, the proceeds of which will be used for the exchange, retirement, redemption or repurchase of the VMTP Shares and the payment of costs incurred in connection therewith, and (iii) as may be otherwise approved or consented to by the Majority Participants, provided that if any such “senior security” is created or incurred by the Issuer it shall not require the approval of the Majority Participants if the Issuer exchanges, redeems, retires or terminates such “senior security” or otherwise cures such non-compliance within five (5) Business Days of receiving notice of the existence thereof.

(c)	The Issuer (i) creating or incurring or suffering to be incurred or to exist any lien on any other funds, accounts or other property (y) held under the Declaration or the Statement, except as permitted by the Declaration or the Statement or (z) deposited with agents, such as tender and paying agents as provided under the Statement, or (ii) except for any lien for the benefit of the Custodian of the Issuer on the assets of the Issuer held by such Custodian, pledging any portfolio security to secure any senior securities or other liabilities to be incurred by the Issuer (including under any tender option bond trust of which the residual floating rate trust certificates will be owned by the Issuer) unless the aggregate securities pledged pursuant to all such pledges or security arrangements are valued for purposes of such security arrangements in an aggregate amount not less than 70% of their aggregate market value (determined by an independent third party pricing service) for purposes of determining the value of the collateral required to be posted or otherwise provided under all such security arrangements; provided, that it shall not require the approval of the Majority Participants if any pledge or security interest in violation of the preceding sentence is created or incurred by the Issuer and the Issuer cures such violation within five (5) Business Days of receiving notice of the existence thereof.

(d)	Approval of any amendment, alteration or repeal of any provision of the Declaration or the Statement, whether by merger, consolidation, reorganization or otherwise, that would affect any preference, right or power of the VMTP Shares differentially from the rights of the holders of the Common Shares; or

(e)	Approval of any action to be taken pursuant to Sections 2.5(g) and 2.15 of the Statement (other than the issuance of additional series of Variable Rate MuniFund Term Preferred Shares or other Preferred Shares, the proceeds of which will be used for the redemption or repurchase of the VMTP Shares and costs incurred in connection therewith).

In addition, if the Board of Trustees shall designate a replacement to the S&P Municipal Bond 7 Day High Grade Rate Index pursuant to the definition of SIFMA Municipal Swap Index contained in the Statement, the Issuer shall notify the Holders of the VMTP Shares within five (5) Business Days of such designation, and if within thirty (30) days of such notice the Majority Participants shall have objected in writing to the designated replacement, the Board of Trustees shall designate a replacement to such index as agreed to between the Issuer and the Majority Participants. In such event, the replacement index initially approved by the Board of Trustees shall be the index in effect for purposes of the Statement until a new index has been approved by the Issuer and the Majority Participants.

7.16	Disclaimer of Liability of Officers, Trustees and Beneficiaries

A copy of the Declaration of Trust of the Issuer is on file with the Secretary of the Commonwealth of Massachusetts, and notice hereby is given that this Agreement is executed on behalf of the Issuer by an officer of the Issuer in his or her capacity as an officer of the Issuer and not individually and that the obligations of the Issuer under or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Issuer individually but are binding only upon the assets and properties of the Issuer. All persons extending credit to, contracting with or having a claim against the Issuer must look solely to the Issuer’s assets and property for the enforcement of any claims against the Issuer as none of the Issuer’s officers, agents or shareholders, whether past, present or future, assume any personal liability for obligations entered on behalf of the Issuer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NUVEEN AMT-FREE QUALITY MUNICIPAL INCOME FUND

By:	/s/ Kevin J. McCarthy
Name:	Kevin J. McCarthy
Title:	Vice President and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Adam Joseph
Name:	Adam Joseph
Title:	Managing Director

SCHEDULE 1

Description of Shares:	5,350 Nuveen AMT-Free Quality Municipal Income Fund (formerly known as Nuveen AMT-Free Municipal Income Fund) Variable Rate MuniFund Term Preferred Shares, Series 2018, with a Liquidation Preference of $100,000 per share.

Schedule 1-1

EXHIBIT A

FORMS OF OPINIONS OF COUNSEL FOR THE ISSUER

A-1

EXHIBIT A-1

FORM OF CORPORATE AND 1940 ACT OPINION

[ON FILE]

A-1-1

EXHIBIT A-2

FORM OF TAX OPINION

[ON FILE]

A-2-1

EXHIBIT A-3

FORM OF LOCAL COUNSEL OPINION

[ON FILE]

A-3-1

EXHIBIT B

[RESERVED]

B-1

EXHIBIT C

ELIGIBLE ASSETS

On the Effective Date and at all times thereafter:

1.	All assets of the Issuer consist of “Eligible Assets,” defined to consist only of the following as of the time of investment:

A.	Debt obligations

i. “Municipal securities,” defined as obligations of a State, the District of Columbia, a U.S. territory, or a political subdivision thereof, and including general obligations, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Internal Revenue Code of 1986, as amended, issued by or on behalf of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including any municipal corporate instrumentality of one or more States, or any public agency or authority of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including obligations of any of the foregoing types related to financing a 501(c)(3) organization. The purchase of any municipal security will be based upon the Investment Adviser’s assessment of an asset’s relative value in terms of current yield, price, credit quality, and future prospects; and the Investment Adviser will monitor the creditworthiness of the Issuer’s portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets. Eligible Assets shall include any municipal securities that at the time of purchase are paying scheduled principal and interest or if at the time of purchase are in payment default, then in the sole judgment of the Investment Adviser are expected to produce payments of principal and interest whose present value exceeds the purchase price.

ii. Debt obligations of the United States.

iii. Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.

iv. Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.

v. Debt obligations of the Federal Home Loan Banks.

vi. Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

vii. Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

viii. Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank’s own account, including qualified Canadian government obligations.

ix. Debt obligations of issuers other than those specified in (i) through (viii) above that are “investment grade” and that are “marketable.” For these purposes, an obligation is:

(aa) “marketable” if:

•	it is registered under the Securities Act;

•	it is offered and sold pursuant to Securities and Exchange Commission Rule 144A (17 CFR 230.144A); or

•	it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value.; and

(bb) “investment grade” if:

•	the obligor had adequate capacity to meet financial commitments under the security for the projected life of the asset or exposure, which capacity is presumed if the risk of default by the obligor is low and the full and timely repayment of principal and interest is expected.

x. Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) above.

xi. The bonds, notes and other debt securities referenced in (A) above shall be defined as Eligible Assets. An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:

•	it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or

•	it is for long-term or short-term financing purposes.

B.	Derivatives

i. Interest rate derivatives;

ii. Swaps, futures, forwards, structured notes, options and swaptions related to Eligible Assets or on an index related to Eligible Assets; or

iii. Credit default swaps.

C.	Other Assets

i. Shares of other investment companies (open- or closed-end funds and ETFs) the assets of which consist entirely of Eligible Assets based on the Investment Adviser’s assessment of the assets of each such investment company taking into account the investment company’s most recent publicly available schedule of investments and publicly disclosed investment policies.

ii. Cash.

iii. Repurchase agreements with respect to assets described in Section 1.A above.

iv. Taxable fixed-income securities, for the purpose of acquiring control of an issuer whose municipal bonds (a) the Issuer already owns and (b) have deteriorated or are expected shortly to deteriorate that such investment should enable the Issuer to better maximize its existing investment in such issuer, provided that the Issuer may invest no more than 0.5% of its total assets in such securities.

D.	Other assets, upon written agreement of Wells Fargo that such assets are eligible for purchase by Wells Fargo.

2. The Investment Adviser has instituted policies and procedures that it believes are sufficient to ensure that the Issuer and it comply with the representations, warranties and covenants contained in this Exhibit C to the Agreement.

3. The Issuer will, upon request, provide Wells Fargo and its internal and external auditors and inspectors as Wells Fargo may from time to time designate, with all reasonable assistance and access to information and records of the Issuer relevant to the Issuer’s compliance with and performance of the representations, warranties and covenants contained in this Exhibit C to the Agreement, but only for the purposes of internal and external audit.

EXHIBIT D

TRANSFEREE CERTIFICATE

Nuveen AMT-Free Quality Municipal Income Fund

333 West Wacker Drive, Suite 3300

Chicago, Illinois 60606

Attention: Gifford R. Zimmerman

Chief Administrative Officer

Ladies and Gentlemen:

Reference is hereby made to the VMTP Purchase Agreement (the “Purchase Agreement”), dated as of September 12, 2016, between Nuveen AMT-Free Quality Municipal Income Fund (formerly known as Nuveen AMT-Free Municipal Income Fund), a closed-end fund organized as a Massachusetts business trust (the “Fund”), and Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States of America, including its successors by merger or operation (the “Transferor”). Capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement.

In connection with the proposed sale by the Transferor of             VMTP Shares (the “Transferred Shares”) to the undersigned transferee (the “Transferee”), the undersigned agrees and acknowledges, on its own behalf, and makes the representations and warranties, on its own behalf, as set forth in this certificate (this “Transferee Certificate”) to the Issuer and the Transferor:

1. The Transferee certifies to one of the following (check a box):

❑ is a “qualified institutional buyer” (a “QIB”) (as defined in Rule 144A under the Securities Act or any successor provision) (“Rule 144A”) that is a registered closed-end management investment company the shares of which are traded on a national securities exchange (a “Closed End Fund”), a bank (or affiliates of banks), insurance company or registered open-end management investment company, in each case, to which any offer and sale is being made pursuant to Rule 144A or another available exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act;

❑ is a tender option bond trust in which all investors are QIBs that are Closed-End Funds, banks (or affiliates of banks), insurance companies, or registered open-end management investment companies; or

❑ is a person which the Fund has consented in writing to permit to be the holder of the Transferred Shares.

2. The Transferee certifies that it (check a box):

❑ is not a Nuveen Person that after such sale and transfer, would own more than 20% of the Outstanding VMTP Shares; or

❑ has received the prior written consent of the Fund and the holder(s) of more than 50% of the outstanding VMTP Shares.

3. The Transferee understands and acknowledges that the Transferred Shares are “restricted securities” and have not been registered under the Securities Act or any other applicable securities law, are being offered for sale pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering with the meaning of Section 4(a)(2) of the Securities Act, and may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in this Transferee Certificate.

4. The Transferee is purchasing the Transferred Shares for its own account for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirements of law that the disposition of its property be at all times within its or their control and subject to its or their ability to resell such securities pursuant to Rule 144A or any exemption from registration available under the Securities Act.

5. The Transferee agrees on its own behalf and on behalf of each subsequent holder or owner of the Transferred Shares by its acceptance thereof will agree to offer, sell or otherwise transfer the Transferred Shares only to (A)(i) Persons such Transferee reasonably believes are QIBs that are registered closed-end management investment companies, the shares of which are traded on a national securities exchange, banks (or affiliates of banks), insurance companies or registered open-end management investment companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) tender option bond trusts in which all investors are Persons such Transferee reasonably believes are QIBs that are registered closed-end management investment companies, the shares of which are traded on a national securities exchange, banks (or affiliates of banks), insurance companies, or registered open-end management investment companies, or (iii) other investors which the Fund has consented in writing to permit to be a holder of the Transferred Shares and (B) unless the prior written consent of the Fund and the holder(s) of more than 50% of the outstanding VMTP Shares has been obtained, is not a Nuveen Person, if such Nuveen Person would, after such sale and transfer, own more than 20% of the Outstanding VMTP Shares.

6. The Transferee acknowledges that the VMTP Shares were issued in book-entry form and are represented by one global certificate and that the global certificate representing the VMTP Shares (unless sold to the public in an underwritten offering of the VMTP Shares pursuant to a registration statement filed under the Securities Act) contains a legend substantially to the following effect:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY TO (1)(A) A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” THAT IS A REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANY, THE SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, BANKS (OR AFFILIATES OF BANKS), INSURANCE COMPANIES OR REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANIES, IN EACH CASE, IN AN OFFER AND SALE MADE PURSUANT TO RULE 144A OR ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, IN A MANNER NOT INVOLVING ANY PUBLIC OFFERING WITHIN THE MEANING OF SECTION 4(a)(2) OF THE SECURITIES ACT; (B) A TENDER OPTION BOND TRUST IN WHICH ALL INVESTORS ARE PERSONS THE HOLDER REASONABLY BELIEVES ARE QUALIFIED INSTITUTIONAL BUYERS THAT ARE REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANIES, THE SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, BANKS (OR AFFILIATES OF BANKS), INSURANCE COMPANIES OR REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANIES; OR (C) A PERSON THAT THE ISSUER OF THE SECURITY HAS APPROVED IN WRITING TO BE THE HOLDER OF THE SECURITY AND (2) UNLESS THE PRIOR WRITTEN CONSENT OF THE ISSUER OF THE SECURITY AND HOLDERS OF MORE THAN 50% OF THE OUTSTANDING VMTP SHARES IS OBTAINED, NOT A NUVEEN PERSON (AS DEFINED IN THE PURCHASE AGREEMENT BETWEEN THE ISSUER OF THE SECURITY AND WELLS FARGO BANK, NATIONAL ASSOCIATION), IF SUCH NUVEEN PERSON WOULD, AFTER SUCH SALE AND TRANSFER, OWN MORE THAN 20% OF THE OUTSTANDING VMTP SHARES.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF SHALL BE DEEMED TO HAVE AGREED THAT, IN CONNECTION WITH ANY TRANSFER OF VMTP SHARES, IT IS TRANSFERRING TO THE TRANSFEREE THE RIGHT TO RECEIVE FROM THE ISSUER ANY DIVIDENDS DECLARED AND UNPAID FOR EACH DAY PRIOR TO THE TRANSFEREE BECOMING THE BENEFICIAL OWNER OF THE VMTP SHARES IN EXCHANGE FOR PAYMENT OF THE PURCHASE PRICE FOR SUCH VMTP SHARES BY THE TRANSFEREE.

7. The Transferee has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Transferred Shares, and has so evaluated the merits and risks of such investment. The Transferee is able to bear the economic risk of an investment in the Transferred Shares and, at the present time, is able to afford a complete loss of such investment.

8. Other than consummating the purchase of the Transferred Shares, the Transferee has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Transferee, executed any other purchases of securities of the Fund which may be integrated with the proposed purchase of the Transferred Shares by the Transferee.

9. The Transferee acknowledges that it has received a copy of the Purchase Agreement and Appendices thereto and agrees to abide by any obligations therein binding on a transferee of the VMTP Shares and the confidentiality obligations therein with respect to information relating to the Fund as if it were the Transferor.

10. The Transferee acknowledges that it has received a copy of the Registration Rights Agreement and agrees to abide by any obligations therein binding on a transferee of the VMTP Shares.

11. The Transferee acknowledges that it has been given the opportunity to obtain from the Fund the information referred to in Rule 144A(d)(4) under the Securities Act, and has either declined such opportunity or has received such information and has had access to and has reviewed all information, documents and records that it has deemed necessary in order to make an informed investment decision with respect to an investment in the Transferred Shares and that the Transferee understands the risk and other considerations relating to such investment.

12. The Transferee acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the Transferred Shares. The Transferee understands that any materials presented to the Transferee in connection with the purchase and sale of the Transferred Shares does not constitute legal, tax or investment advice from the Fund. The Transferee has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the purchase of the Transferred Shares.

13. The Transferee acknowledges that each of Transferor and the Fund and their respective affiliates and others will rely on the acknowledgments, representations and warranties contained in this Transferee’s Certificate as a basis for exemption of the sale of the Transferred Shares under the Securities Act, under the securities laws of all applicable states, and for other purposes. The Transferee agrees to promptly notify the Fund and the Transferor if any of the acknowledgments, representations or warranties set forth herein are no longer accurate.

14. This Transferee’s Certificate shall be governed by and construed in accordance with the laws of the State of New York.

15. The Transferee agrees to provide, together with this completed and signed Transferee’s Certificate, a completed and signed IRS Form W-9, Form W-8 or successor form, as applicable.

[Signature Page Follows]

The undersigned has provided a completed and signed IRS Form W-9, Form W-8 or successor form, as applicable, and has caused this Transferee’s Certificate to be executed by its duly authorized representative as of the date set forth below.

Date:

Name of Transferee (use exact name in which Transferred Shares are to be registered):

Authorized Signature

Print Name and Title
Address of Transferee for Registration of Transferred Shares:
Transferee’s taxpayer identification number:

EXHIBIT E

INFORMATION TO BE PROVIDED BY THE ISSUER

Reporting as of:

TOB Floaters: $

CUSIP	Portfolio Name	Description	Market Value	Par Value	Rating	State
[•]	[•]	[•]	[•]	[•]	[•]	[•]

E-1

EXHIBIT F

CAPITAL STRUCTURE

Common shares of beneficial interest, par value $0.01 per share

Authorized: Unlimited

Outstanding: 262,776,346.3718

Preferred shares of beneficial interest, par value $0.01 per share

Authorized: Unlimited

Outstanding: 19,633*

*	Outstanding preferred shares of beneficial interest, par value $0.01 per share, are comprised of the following series:

Variable Rate Demand Preferred Shares, Series 1

Outstanding Shares: 2,190

Liquidation Preference Per Share: $100,000

Aggregate Liquidation Preference: $219,000,000

Final Mandatory Redemption Date: June 1, 2040

Liquidity Provider: Deutsche Bank Trust Company Americas

Variable Rate Demand Preferred Shares, Series 2

Outstanding Shares: 1,309

Liquidation Preference Per Share: $100,000

Aggregate Liquidation Preference: $130,900,000

Final Mandatory Redemption Date: December 1, 2040

Liquidity Provider: Citibank, N.A.

Variable Rate Demand Preferred Shares, Series 3

Outstanding Shares: 3,509

Liquidation Preference Per Share: $100,000

Aggregate Liquidation Preference: $350,900,000

Final Mandatory Redemption Date: March 1, 2040

Liquidity Provider: The Toronto-Dominion Bank

Variable Rate Demand Preferred Shares, Series 4

Outstanding Shares: 4,895

Liquidation Preference Per Share: $100,000

Aggregate Liquidation Preference: $489,500,000

Final Mandatory Redemption Date: September [11], 2026

Liquidity Provider: Barclays Bank PLC

Variable Rate MuniFund Term Preferred Shares, Series 2019

Outstanding Shares: 2,380

Liquidation Preference Per Share: $100,000

Aggregate Liquidation Preference: $238,000,000

Term Redemption Date: June 1, 2019

F-1

Variable Rate MuniFund Term Preferred Shares, Series 2018

Outstanding Shares: 5,350

Liquidation Preference Per Share: $100,000

Aggregate Liquidation Preference: $535,000,000

Term Redemption Date: December 1, 2018

F-2

EXHIBIT G

ADDITIONAL REPRESENTATIONS AND WARRANTIES

(a) The VMTP Shares conform in all material respects to those set forth in the Statement attached to the Information Memorandum.

(b) Assuming the accuracy of the representations and warranties and covenants of Wells Fargo in the Purchase Agreement, no registration of the VMTP Shares under the Securities Act is required for the issuance of the VMTP Shares by the Issuer in the manner contemplated by this Agreement, the Proxy Statement and the Information Memorandum.

(c) As of the Effective Date, the VMTP Shares will satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act, and no securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the VMTP Shares are listed on any national securities exchange registered under Section 6 of the Securities and Exchange Act of 1934, as amended (the “Act”) or quoted in a U.S. automated inter-dealer quotation system.

(d) The Issuer has reasonable belief that any subsequent transfers of the VMTP Shares will be limited to persons who are QIBs, are otherwise exempt from registration under applicable securities laws, or will be made pursuant to the exercise of registration rights as provided in the Registration Rights Agreement.

(e) Neither the Issuer, nor any person acting on its behalf, has, directly or indirectly, made offers or sales of any security (as defined in the Securities Act), or solicited offers to buy any security, nor will it, directly or indirectly, make offers or sales of any security or solicit offers to buy any security under circumstances that would require the registration of the VMTP Shares under the Securities Act.

(f) Prior to the time, if any, the VMTP Shares are registered pursuant to the Registration Rights Agreement, the Issuer will ensure that any Bloomberg screen containing information about the VMTP Shares includes the following (or similar) language:

•	the “Note Box” on the bottom of the “Security Display” page describing the VMTP Shares will state: “Iss’d Under 144A.”

•	the “Security Display” page will have flashing a red indicator “See Other Available Information.”

•	the indicator will link to the “Additional Security Information” page, which will state that the securities “are being offered in reliance on the exemption from registration under Rule 144A of the Securities Act to persons who are qualified institutional buyers (as defined in Rule 144A under the Securities Act).”

(g) Prior to the time, if any, the VMTP Shares are registered pursuant to the Registration Rights Agreement, the Issuer will instruct The Depository Trust Company (“DTC”) to take these or similar steps with respect to the VMTP Shares:

•	the DTC 20-character security descriptor and 48-character additional descriptor will indicate that sales are limited to QIBs.

(h) The Issuer has confirmed that CUSIP has established a “fixed field” attached to the CUSIP number for the VMTP Shares containing the “144A” indicator.

(i) The statements in the Information Memorandum under the headings “Certain Provisions in the Declaration of Trust and By-Laws” and “Federal Income Tax Matters” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings as of the date of the Information Memorandum.

(j) No holders of VMTP Shares have rights to the registration of such VMTP Shares other than as may be set forth in the Registration Rights Agreement.

(k) The Issuer owns or leases all such properties as are necessary to the conduct of its operations as presently conducted.

(l) The Issuer is not in violation or default of any provision of its Declaration of Trust, the Statement or By-Laws, or in material violation of (i) the terms of any material indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject or (ii) any material statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or any of its properties.

(m) Since the date as of which information is given in the Information Memorandum, except as otherwise stated therein, (i) no transaction or event has occurred and no change has occurred in the condition (financial or otherwise) or operations of the Issuer that would materially and adversely affect its ability to perform its obligations under the Purchase Agreement, the Registration Rights Agreement and the transfer agency and services agreement and master custodian agreement to which Issuer is a party (the “Issuer Agreements”) and (ii) there have been no transactions entered into by the Issuer which are material to the Issuer other than those in the ordinary course of its business or as described in the Proxy Statement and the Information Memorandum (and any amendments or supplements thereto).

(n) KPMG LLP, who have audited the financial statements of the Issuer and delivered their report with respect to the audited financial statements incorporated by reference in the Information Memorandum, is an independent registered public accounting firm with respect to the Issuer within the meaning of the 1940 Act and the 1940 Act Rules and Regulations.

(o) The Issuer has not distributed any offering material in connection with the issuance of the VMTP Shares other than the Information Memorandum.

(p) The Issuer’s directors and officers errors and omissions insurance policy and its fidelity bond required by Rule 17g-1 under the 1940 Act Rules and Regulations are in full force and effect; the Issuer is in compliance with the terms of such policy and fidelity bond in all material respects; and there are no claims by the Issuer under any such policy or fidelity bond as to which any insurance company is denying liability or defending under a reservation of rights clause; the Issuer has not been refused any insurance coverage sought or applied for; and the Issuer has no reason to believe that it will not be able to renew its existing insurance coverage and fidelity bond as and when such coverage and fidelity bond expires or to obtain similar coverage and fidelity bond from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on the condition (financial or otherwise), business prospects, earnings, business, properties, net assets or results of operations of the Issuer (other than as a result of a change in the financial markets generally), whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Information Memorandum (exclusive of any supplement thereto).

(q) The Issuer possesses all licenses, certificates, permits and other authorizations issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, and the Issuer has not received any notice of proceedings relating to the revocation or modification of any such license, certificate, permit or authorization which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the condition (financial or otherwise), business prospects, earnings, business or properties of the Issuer (other than as a result of a change in the financial markets generally), whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Information Memorandum.

(r) The Issuer maintains and will maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization and with the investment objectives, policies and restrictions of the Issuer and the applicable requirements of the 1940 Act, the 1940 Act Rules and Regulations and the Internal Revenue Code of 1986, as amended (the “Code”); (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, to calculate net asset value, to maintain accountability for assets and to maintain material compliance with the books and records requirements under the 1940 Act and the 1940 Act Rules and Regulations; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Issuer employs “internal controls over financial reporting” (as such term is defined in Rule 30a-3 under the 1940 Act) and such internal controls over financial reporting are effective as required by the 1940 Act and the 1940 Act Rules and Regulations. The Issuer is not aware of any material weakness in its internal control over financial reporting.

(s) The Issuer maintains “disclosure controls and procedures” (as such term is defined in Rule 30a-3 under the 1940 Act); such disclosure controls and procedures are effective as required by the 1940 Act and the 1940 Act Rules and Regulations.

(t) Except as may be stated in this Agreement and as described in the Information Memorandum, the Issuer has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in violation of federal securities laws, in stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of the VMTP Shares, and the Issuer is not aware of any such action taken or to be taken by any affiliates of the Issuer.

(u) Each of this Agreement, the other Issuer Agreements, and the Management Agreement to which the Issuer is a party complies in all material respects with all applicable provisions of the 1940 Act, the 1940 Act Rules and Regulations, the Advisers Act and the Advisers Act Rules and Regulations and the Issuer’s directors and shareholders have approved the Management Agreement to which Issuer is a party in accordance with Sections 15 (a) and (c), respectively, of the 1940 Act.

(v) The conduct by the Issuer of its business (as described in the Information Memorandum) does not require it to be the owner, possessor or licensee of any patents, patent licenses, trademarks, service marks or trade names which it does not own, possess or license.

(w) The Issuer has filed all foreign, federal, state and local tax returns required to be filed or has properly requested extensions thereof (except in any case in which the failure so to file would not have a material adverse effect on the condition (financial or otherwise), business prospects, earnings, business or properties of the Issuer (other than as a result of a change in the financial markets generally), whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Information Memorandum) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a material adverse effect on the condition (financial or otherwise), business prospects, earnings, business or properties of the Issuer (other than as a result of a change in the financial markets generally), whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Information Memorandum; and the Issuer has been and is currently in compliance with the requirements of Subchapter M of the Code to qualify as a regulated investment company under the Code.

(x) There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Issuer or sale by the Issuer of the VMTP Shares.

(y) There is and has been no failure on the part of the Issuer and any of the Issuer’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”).

(z) The Issuer has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) by the Issuer, including policies and procedures that provide oversight of compliance by each investment adviser and transfer agent of the Issuer.

(aa) The Issuer will be in compliance with the Asset Coverage Ratio and the Effective Leverage Ratio (as both terms are defined in the Statement) covenants set forth in the terms of the VMTP Shares immediately after the issuance of the VMTP Shares and after giving effect to the issuance of the VMTP Shares.

EXHIBIT H

SECTORS

Consumer Discretionary

Consumer Staples

Tobacco

Education and Civic Organizations

Energy

Health Care

Housing/Multifamily

Housing/Single Family

Industrials

Information Technology

Long Term Care

Materials

Mutual Fund

Sovereign & Sovereign Agency Debt

General Obligation Local

General Obligation State

Local Tax Appropriation

State Tax Appropriation

Dedicated Tax

Tax Increment

Special Tax

Telecommunication Services

Airport Industrial Development Revenue

Airport

Other Transportation

Parking

Port Authority

Toll Roads

US Guaranteed

Utilities

Resource Recovery

Water and Sewer

Other

H-1